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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                           STRATTON, JR., FREDERICK P.
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       (Last)                       (First)                    (Middle)

                        c/o BRIGGS & STRATTON CORPORATION
                                  P.O. BOX 702
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                                    (Street)

                               MILWAUKEE, WI 53201
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       (City)                       (State)                     (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                   MIDWEST EXPRESS HOLDINGS, INC. (NYSE: MEH)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                April 23, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

====================================================================================================================================
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                           5.             6.
                                    2A.                    4.                              Amount of      Owner-
                                    Deemed                 Securities Acquired (A) or      Securities     ship
                       2.           Execution 3.           Disposed of (D)                 Beneficially   Form:        7.
                       Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct       Nature of
                       Date         any       Code         ------------------------------- ing Reported   (D) or       Indirect
1.                     (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect     Beneficial
Title of Security      Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)          Ownership
(Instr. 3)             Year)        Year)      Code     V                  (D)             and 4)         (Instr.4)    (Instr. 4)
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
Common Stock           4/23/03                A (1)               775      A                9,764.20      I            By Plan (2)
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Common Stock                                                   No Change                   40,000         D
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====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                   7.                    of Deriv- Form
                 2.                                 5.                             Total and             ative     of
                 Conver-                            Number of                      Amount of             Secur-    Deriv-   11.
                 sion                               Derivative                     Underlying            ities     ative    Nature
                 or                3A.              Securities  6.                 Securities    8.      Benefi-   Secur-   of
                 Exer-             Deemed  4.       Acquired    Date               (Instr. 3     Price   cially    ity:     In-
                 cise     3.       Execu-  Trans-   (A) or      Exercisable and    and 4)        of      Owned     Direct   direct
                 Price    Trans-   tion    action   Disposed    Expiration Date   -------------  Deriv-  Following (D) or   Bene-
1.               of       action   Date,   Code     of (D)      (Month/Day/Year)         Amount  ative   Reported  In-      ficial
Title of         Deriv-   Date     if any  (Instr   (Instr. 3,  ----------------         or      Secur-  Trans-    direct   Owner-
Derivative       ative    (Month/  (Mo./   8)       4 and 5)    Date     Expira-         Number  ity     action(s) (I)      ship
Security         Secur-   Day/     Day/    ------   ----------  Exer-    tion            of      (Instr  (Instr    (Instr   (Instr
(Instr. 3)       ity      Year)    Year)   Code V    (A)   (D)  cisable  Date     Title  Shares  5)      4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
NONE
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====================================================================================================================================
Explanation of Responses:
(1)  Payment of annual retainer fees in stock under the Issuer's 1995 Stock Plan for Outside Directors.
(2)  Receipt of shares deferred under the Issuer's 1995 Stock Plan for Outside Directors.


                                                                                  FREDERICK P. STRATTON, JR.
**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.                                                          /s/ Patrick G. Quick                     04/24/03
                                                                                  -------------------------------------   ----------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ** Signature of Reporting Person           Date
                                                                                  By Patrick G. Quick, attorney-in-fact
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2